Exhibit 23.2



                                 LABONTE & CO.
                   C H A R T E R E D   A C C O U N T A N T S



                             #610 - 938 Howe Street
                                Vancouver, B.C.
                                    V6Z 1N9



Consent of Labonte & Co.


November 6, 2002


U.S. Securities and Exchange Commission
Division of  Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: 2Uonline.com, Inc. - S-8 Registration of  8,950,000 shares

Dear Sir/Madame:

We hereby consent to the incorporation by reference therein of our Auditors' Report dated March 31, 2002 to the Stockholders and Board of Directors with respect to the financial statements of the Company included in its annual reports filed with the U.S. Securities and Exchange Commission for the fiscal years ended December 31, 2001and 2000 on Form 10-KSB.


Sincerely,

/s/ Labonte & Co.

LaBonte & Co.,
Chartered Accountants

RJL/vf